Exhibit 99.1

To:	Directors and Executive Officers of Quixote Corporation

FROM:	Joan R. Riley

DATE:	November 23, 2005

Re:	Important Notice of Special Trading Restrictions During 401(k) Blackout Period

Please be advised that you will be subject to special trading restrictions beginning on Thursday, December 22, 2005, and ending during the week of January 9, 2006.  During this period (the “blackout period”), a blackout will be imposed affecting participants in the Quixote Corporation Incentive Savings Plan (the “401(k) Plan”).  The blackout period is being imposed in connection with the transition of the trustee function and recordkeeping services for the Plan from Cigna Bank & Trust Company to The Principal Financial Group.

During the blackout period, 401(k) Plan participants will be unable to make changes in investment choices for new contributions, transfer existing retirement funds among investment options and request loan payouts, distributions and withdrawals.  As a result, in general, you may not purchase, sell or otherwise acquire or dispose of any shares of Quixote common stock during the blackout period, as specified under SEC Regulation BTR adopted pursuant to Section 306(a) of the Sarbanes-Oxley Act.  Please note that this blackout period occurs during our customary blackout period under our Insider Trading Policy which is in effect from 30 days prior to the end of the second quarter until 48 hours after the Company publicly releases its earnings results.  However, please note that during the blackout period described in this notice, you may not exercise options.

If you have any questions concerning this notice or the 401(k) blackout period, please contact Joan R. Riley, at 35 East Wacker Drive, Chicago, IL 60601, in writing or at (312) 467-6755, or by email at jriley@quixotecorp.com.  During the blackout period, you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Ms. Riley.